Exhibit 99.1

Intrepid Announces Appointment of Gonzalo Avendano to Board of Directors

Accomplished business leader with deep understanding of capital markets and investments

Denver – January 15, 2025 – Intrepid Potash, Inc. (“Intrepid” or “the Company”) (NYSE: IPI), announced today the appointment of Gonzalo Avendano as a new independent director to Intrepid’s Board of Directors (the “Board”), effective January 14, 2025. Mr. Avendano has over 30 years of experience in leadership of finance and wealth management companies and brings extensive experience in capital markets and business strategy to the Board. This appointment increases the size of the Board from seven to eight directors, seven of whom, including Mr. Avendano, are independent.

“We are pleased to welcome Gonzalo to our Board,” said Barth Whitham, Chair of the Board. “He is a seasoned business leader with extensive knowledge of global investment markets. His industry experience along with his unique perspective as an investor will make him a valuable addition to our Board.”

Kevin Crutchfield, Chief Executive Officer of Intrepid Potash, added: “Gonzalo’s insights into evolving market dynamics and his commitment to driving value creation will play a crucial role as we continue to enhance our operations. I look forward to working closely with him as we execute our strategic initiatives to deliver long-term value for our shareholders.”

In connection with this announcement, Intrepid has entered into a cooperation agreement with Clearway Capital Management LLC (“Clearway”) and certain other persons and entities referenced in the agreement, which includes customary standstill, voting, and other provisions. Gonzalo Avendano, an Investment Advisor of Clearway, said, “I appreciate the positive and constructive discussions with the Company and I am pleased to join the Intrepid Board. Clearway owns approximately 9.1% of Intrepid and first purchased shares in Intrepid nearly a decade ago. As one of the Company’s largest shareholders, Clearway is focused on the long-term value of the Company and I look forward to working constructively with my fellow Board members and the management team to grow shareholder value.”

About Gonzalo Avendano

Gonzalo Avendano serves as an Investment Advisor of Clearway, an investment company based in Florida that specializes in managing a diversified portfolio of liquid assets and private equity investments. In addition, Gonzalo owns and operates Haras Patagones SRL, an Argentinian private company in the agriculture industry. He previously held positions at Lehman Brothers, Deutsche Bank AG, and UBS AG.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid’s mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts or RSS feeds for new postings.

Contact
Evan Mapes, CFA, Investor Relations Manager
Phone: 303-996-3042
Email: evan.mapes@intrepidpotash.com